Mail Stop 3233

                                                          October 18, 2018

Via E-mail
Wilbur Paes
Chief Financial Officer
Paramount Group, Inc.
1633 Broadway
Suite 1801
New York, NY 10019

        Re: Paramount Group, Inc.
            Form 10-K for the Fiscal Year Ended December 31, 2017
            Filed February 15, 2018
            File No. 001-36746

 Dear Mr. Paes:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jennifer Monick

                                                          Jennifer Monick
                                                          Assistant Chief
Accountant
                                                          Office of Real Estate
&
                                                          Commodities